Exhibit 99.1

	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer OshKosh B'Gosh, Inc. 920-232-4140
For Immediate Release
CONTACT: Investor Relations: Cara O'Brien/Melissa Myron Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. EXPANDS SENIOR MANAGEMENT TEAM
 David L. Omachinski Named President and Chief Operating Officer
Michael L. Heider Named Chief Financial Officer

Oshkosh, WI -- February 18, 2004 -- OshKosh B'Gosh, Inc. (NASDAQ:GOSHA), has executed a shift in its senior management team in order to provide additional expertise, oversight and resources as the Company implements its strategic initiatives.

David L. Omachinski has been named President and Chief Operating Officer. Previously, Mr. Omachinski held the titles of Executive Vice President, Chief Operating Officer, and Chief Financial Officer. In his new role, Mr. Omachinski will be responsible for the day-to-day operation of the Company's core wholesale and retail businesses along with all major aspects of operations. Douglas W. Hyde, who previously held the President title, will continue in his role as the Company's Chairman and Chief Executive Officer. Given Mr. Omachinski's promotion and the restructured management team, Mr. Hyde will have additional time to devote to key areas of business development. His primary areas of focus going forward will be on product design, product development and the overall strategic direction of the Company.

The role of Chief Financial Officer will be assumed by Michael L. Heider, who has been promoted to Vice President of Finance, Treasurer and Chief Financial Officer. Mr. Heider joined OshKosh in 1994 as Director of Accounting and, for the past two years has held the title of Senior Director of Accounting and Taxation. In his expanded role, Mr. Heider will be responsible for all of the accounting and finance functions of the Company including financial reporting, SEC and related regulatory filings, and taxation issues.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "2004 will be an exciting and challenging year for the Company as we execute our plan to reinvigorate the OshKosh brand, improve the core wholesale and outlet store businesses and develop new channels for growth, including our family lifestyle stores. As such, the Board agreed that the expansion of the senior management team is an important and necessary step in the further development of OshKosh B'Gosh.

"I have worked side by side with Dave for 10 years and have a great deal of confidence in his ability to take on an increased leadership role as we bring the Company to the next level. Additionally, we view Mike as the ideal person to assume the Chief Financial Officer position and look forward to benefiting from his expertise in the financial planning and management areas. We are enthusiastic about the new management structure as it provides additional expertise, oversight and resources at an important juncture in the evolution of the business and will help to best position the Company for the future."

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.